EXHIBIT 99.1

CDW Reports Full Year and Fourth Quarter 2015 Results

Record Annual and Fourth Quarter Net Sales, Adjusted EBITDA and Non-GAAP Net Income Per Diluted Share

(Dollars in millions, except per share amounts)	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	% Chg.	Year Ended December 31, 2015	Year Ended December 31, 2014	% Chg.
Net Sales	$3,418.4	$3,050.1	12.1	$12,988.7	$12,074.5	7.6
Gross Profit	557.6	491.9	13.4	2,115.8	1,921.3	10.1
Net Income	89.3	51.8	72.5	403.1	244.9	64.6
Net Income per Diluted Share	$0.52	$0.30	75.6	$2.35	$1.42	65.6
Non-GAAP Net Income per Diluted Share[1]	$0.73	$0.59	23.3	$2.93	$2.37	23.6
Adjusted EBITDA[1]	$257.5	$223.6	15.1	$1,018.5	$907.0	12.3

[1]Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., Feb. 09, 2016 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced its fourth quarter and full year 2015 results.

"2015 was another year of strategic progress and strong financial performance, as we captured market share and delivered excellent profitability while continuing to invest in our future," said Thomas E. Richards, chairman and chief executive officer of CDW. "Once again our performance reflected the power of our business model as we leveraged our balanced portfolio of channels, diverse product suite and focus on execution to deliver mid-single digit organic topline growth - an excellent result given last year's double-digit growth fueled by PC refresh and Common Core devices.  We finished the year with strong performance in our U.S. solutions business, which delivered low-teens growth in the fourth quarter."

"Solid organic operating results were amplified by lower interest expense, incremental earnings from the acquisition of UK IT solutions provider, Kelway, and share repurchases and we delivered a 23 percent increase in non-GAAP net income per diluted share in the quarter," said Ann E. Ziegler, CDW's chief financial officer. "Despite anticipated currency headwinds we expect to achieve our 2016 to 2018 annual medium term target of low-double digit earnings per share growth in 2016."

"We intend to continue to execute against our strategy for growth in 2016 and deliver profitable, constant currency organic topline growth 200 to 300 basis points higher than the U.S. IT market, which we now expect to grow between two and three percent," continued Richards. "That doesn't include the incremental growth we anticipate from our expanded partnership with Dell and Kelway acquisition.  At the same time, we will continue to pursue our strategy of gaining share of wallet and new customers while investing in high growth solutions areas and services."

A quarterly cash dividend payment of $0.1075 per share will be paid on March 10, 2016 to all stockholders of record as of the close of business on February 25, 2016.

Fourth Quarter of 2015 Highlights:

Total net sales in the fourth quarter of 2015 were $3.418 billion, compared to $3.050 billion in the fourth quarter of 2014, an increase of 12.1 percent. Organic net sales growth, which excludes the impact of the Kelway acquisition, was 5.1 percent. Organic net sales growth on a constant currency basis versus fourth quarter 2014 was 5.8 percent, reflecting unfavorable foreign currency translation in the company's Canadian business. Average daily sales in the fourth quarter of 2015 were $54.3 million, compared to $48.4 million in the fourth quarter of 2014. There were 63 selling days in the fourth quarters of both 2015 and 2014.

  Total Corporate segment net sales in the fourth quarter of 2015 were $1.757 billion, 3.9 percent higher than the fourth quarter of 2014. Corporate average daily sales in the fourth quarter of 2015 were $27.9 million, compared to $26.8 million in the fourth quarter of 2014. Corporate results reflected a 3.7 percent sales increase to Medium and Large customers and a 5.0 percent sales increase to Small Business customers.

  Total Public segment net sales in the fourth quarter of 2015 were $1.277 billion, 9.2 percent higher than the fourth quarter of 2014. Public average daily sales in the fourth quarter of 2015 were $20.3 million, compared to $18.6 million in the fourth quarter of 2014. Public results were led by a sales increase of 16.5 percent to Government customers, partially offset by a 1.3 percent decrease in Education sales. Healthcare sales increased 10.2 percent.

  Net sales for CDW’s Advanced Services business, Canadian and Kelway operations, combined as “Other” for financial reporting purposes, were $384.5 million in the fourth quarter of 2015, $194.5 million higher than the fourth quarter of 2014. High-single digit growth in Advanced Services was offset by a mid-teens decline in U.S. dollar-denominated Canadian sales. Canadian sales in local currency were relatively flat. Net sales generated by Kelway during the quarter were $212.3 million. "Other" average daily sales in the fourth quarter of 2015 were $6.1 million, compared to $3.0 million in the fourth quarter of 2014. CDW’s Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services.

Gross profit for the fourth quarter of 2015 was $557.6 million, compared to $491.9 million in the fourth quarter of 2014, representing an increase of 13.4 percent. Gross profit margin was 16.3 percent in the fourth quarter of 2015, versus 16.1 percent for the same period in 2014, primarily reflecting the benefit of a higher contribution of 100 percent gross margin revenues, such as net service contract revenue and commission revenues, as well as incremental Kelway margin given its higher mix of services and solutions.

Total selling and administrative expenses and advertising expense were $377.7 million in the fourth quarter of 2015, compared to $327.6 million in the fourth quarter of 2014, representing an increase of 15.3 percent. This increase was primarily driven by incremental Kelway expenses, higher sales compensation consistent with the growth in solutions-related sales and gross margin, as well as higher marketing and advertising investment. Including Kelway, coworker count was 8,465 as of December 31, 2015, compared to 7,211 as of December 31, 2014.

Adjusted EBITDA, which excludes expenses related to non-cash equity and retention compensation, loss and income from equity investments, acquisition and integration expenses, gain on remeasurement of the company's initial 35 percent equity investment in Kelway to fair value, certain debt refinancing costs and certain other items, was $257.5 million in the fourth quarter of 2015, compared to $223.6 million in the fourth quarter of 2014, representing an increase of 15.1 percent. Fourth quarter of 2015 Adjusted EBITDA margin was 7.5 percent, versus 7.3 percent for the fourth quarter of 2014.

Interest expense decreased by $10.2 million to $38.4 million for the three months ended December 31, 2015, compared to $48.6 million for the comparable period in 2014, reflecting a lower average interest rate. Long-term debt, net of cash and including current maturities of long-term debt, was $3.2 billion as of December 31, 2015, $400.7 million higher than December 31, 2014, reflecting cash paid and debt consolidation as part of the acquisition of Kelway.

The effective tax rate for the fourth quarter of 2015 was 37.0 percent, which resulted in a tax expense of $52.4 million, compared to a 35.4 percent tax rate and tax expense of $28.3 million in the fourth quarter of 2014.

Net income was $89.3 million in the fourth quarter of 2015, compared to $51.8 million in the fourth quarter of 2014. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, expenses related to non-cash equity compensation, acquisition and integration expenses, gain on remeasurement of the company's initial 35 percent equity investment in Kelway to fair value, certain debt refinancing costs and certain other costs, was $123.7 million in the fourth quarter of 2015, compared to $102.2 million in the fourth quarter of 2014, representing an increase of 21.1 percent.

Weighted average diluted shares outstanding were 170.1 million for the fourth quarter of 2015 compared to 173.2 million for the fourth quarter of 2014. The Company repurchased a total of 1.1 million shares for $48.0 million during the fourth quarter of 2015. Non-GAAP net income per diluted share for the quarter ended December 31, 2015 was $0.73, compared to $0.59 for the quarter ended December 31, 2014, representing an increase of 23.3 percent.

Full Year 2015 Highlights:

Total net sales in 2015 were $12.989 billion, compared to $12.075 billion in 2014, an increase of 7.6 percent. Organic net sales growth, which excludes the impact of the Kelway acquisition, was 4.7 percent. Organic net sales growth on a constant currency basis versus 2014 was 5.3 percent, reflecting unfavorable foreign currency translation in the company's Canadian business. Average daily sales in 2015 were $51.1 million, compared to $47.5 million in 2014, representing a 7.6 percent increase. There were 254 selling days in both 2015 and 2014.

Gross profit in 2015 was $2.116 billion, compared to $1.921 billion in 2014, representing an increase of 10.1 percent.

Total selling and administrative expenses and advertising expense were $1,373.8 million in 2015, compared to $1,248.3 million in 2014, representing an increase of 10.1 percent. Adjusted EBITDA was $1,018.5 million in 2015, compared to $907.0 million in 2014, representing an increase of 12.3 percent. Adjusted EBITDA margin was 7.8 percent in 2015 versus 7.5 percent in 2014.

Net income was $403.1 million in 2015, up 64.6 percent, compared to $244.9 million in 2014. Debt extinguishment charges were $24.3 million in 2015, compared to $90.7 million in 2014. Interest expense was $159.5 million in 2015, 19.2 percent below interest expense of $197.3 million in 2014. The effective tax rate for 2015 was 37.7 percent versus 36.8 percent for 2014.

Non-GAAP net income was $503.5 million in 2015, compared to $409.9 million in 2014, representing an increase of 22.8 percent driven by stronger operating results, lower loss on debt extinguishments as a result of fewer debt refinancings in the year and lower interest expense.

Weighted average fully-diluted shares outstanding were 171.8 million for the year ended December 31, 2015 compared to 172.8 million for the year ended December 31, 2014. The Company repurchased a total of 6.3 million shares for $241.3 million during 2015. Non-GAAP net income per diluted share for the year ended December 31, 2015 was $2.93, compared to $2.37 for the year ended December 31, 2014, representing an increase of 23.6 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, changes in economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, Non-GAAP net income per diluted share, Organic net sales growth (defined as net sales excluding the impact of acquisitions within the last twelve months) and Organic net sales growth on a constant currency basis (defined as organic net sales growth excluding the impact of foreign currency translation on organic sales compared to the prior period) are non-GAAP financial measures. The company believes these measures provide helpful information with respect to the company’s operating performance and cash flows, including the company's ability to meet its future debt service, capital expenditures and working capital requirements and the Company's ability to make dividend payments. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in the company’s credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in North America and the United Kingdom. A Fortune 500 company, CDW was founded in 1984 and employs more than 8,400 coworkers. For the year ended December 31, 2015, the company generated net sales of over $12.9 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, February 9, 2016 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Vice President, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change(i)	2015	2014	% Change(ii)

Net sales	$3,418.4	$3,050.1	12.1%	$12,988.7	$12,074.5	7.6%
Cost of sales	2,860.8	2,558.2	11.8	10,872.9	10,153.2	7.1

Gross profit	557.6	491.9	13.4	2,115.8	1,921.3	10.1

Selling and administrative expenses	338.5	290.1	16.7	1,226.0	1,110.3	10.4
Advertising expense	39.2	37.5	4.7	147.8	138.0	7.1

Income from operations	179.9	164.3	9.5	742.0	673.0	10.3

Interest expense, net	(38.4)	(48.6)	(21.0)	(159.5)	(197.3)	(19.2)

Net loss on extinguishments of long-term debt	—	(36.9)	(100.0)	(24.3)	(90.7)	(73.2)
Gain on remeasurement of equity investment	—	—	—	98.1	—	nm*
Other income (expense), net	0.2	1.3	(84.4)	(9.3)	2.7	nm*

Income before income taxes	141.7	80.1	76.9	647.0	387.7	66.9

Income tax expense	(52.4)	(28.3)	84.8	(243.9)	(142.8)	70.7

Net income	$89.3	$51.8	72.5%	$403.1	$244.9	64.6%

Net income per common share:
Basic	$0.53	$0.30	75.6%	$2.37	$1.44	64.9%
Diluted	$0.52	$0.30	75.6%	$2.35	$1.42	65.6%

Weighted-average shares outstanding:
Basic	168.5	171.6		170.3	170.6
Diluted	170.1	173.2		171.8	172.8

* Not meaningful

(i) There were 63 selling days for the three months ended December 31, 2015 and 2014.

(ii) There were 254 selling days for the years ended December 31, 2015 and 2014.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth and Organic net sales growth on a constant currency basis for the three months and years ended December 31, 2015 and 2014 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation, acquisition and integration expenses, and gains and losses from the extinguishment of long-term debt. With respect to Non-GAAP net income per diluted share, the numerator is Non-GAAP net income and the denominator is the weighted average number of shares as adjusted to give effect to dilutive securities. EBITDA is defined as consolidated Net income before Interest expense, Income tax expense, Depreciation and amortization.  Adjusted EBITDA, which is a measure defined in the Company's credit agreements, means EBITDA adjusted for certain items which are described in the table below.  Adjusted EBITDA margin means Adjusted EBITDA as a percentage of the Company's Net sales. Organic net sales growth is calculated as net sales growth excluding the impact of acquisitions recorded within the last twelve months.  Organic net sales growth on a constant currency basis is calculated as organic net sales growth excluding the impact of currency translation on organic net sales compared to the prior period. Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth, and Organic net sales growth on a constant currency basis are considered non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The Company believes that Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth and Organic net sales growth on a constant currency basis provide helpful information with respect to the Company's operating performance and cash flows, including the Company's ability to meet its future debt service, capital expenditures and working capital requirements.  Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in the Company's credit agreements.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change

Net income	$89.3	$51.8		$403.1	$244.9
Amortization of intangibles (i)	47.8	40.4		173.9	161.2
Non-cash equity-based compensation	11.2	4.9		31.2	16.4
Non-cash equity-based compensation related to equity investment (ii)	—	—		20.0	—
Net loss on extinguishments of long-term debt	—	36.9		24.3	90.7
Acquisition and integration expenses (iii)	1.5	—		10.2	—
Gain on remeasurement of equity investment (iv)	—	—		(98.1)	—
Other adjustments (v)	1.2	0.2		3.7	(0.3)
Aggregate adjustment for income taxes (vi)	(27.3)	(32.0)		(64.8)	(103.0)
Non-GAAP net income (vii)	$123.7	$102.2	21.1%	$503.5	$409.9	22.8%

GAAP net income per diluted share	$0.52	$0.30	75.6%	$2.35	$1.42	65.6%
Non-GAAP net income per diluted share	$0.73	$0.59	23.3%	$2.93	$2.37	23.6%
Shares used in computing GAAP and Non-GAAP net income per diluted share	170.1	173.2		171.8	172.8

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Represents the Company's 35% share of an expense related to certain equity awards granted by one of the sellers to Kelway coworkers in July 2015 prior to the Company's acquisition.

(iii) Primarily includes expenses related to the acquisition of Kelway.

(iv) Represents the gain resulting from the remeasurement of the Company's previously held 35% equity investment to fair value upon the completion of the acquisition of Kelway.

(v) Primarily includes expenses related to the consolidation of office locations north of Chicago and secondary-offering-related expenses.

(vi) Based on a normalized effective tax rate of 38.0% (39.0% prior to the Kelway acquisition), except for the non-cash equity-based compensation from the Company's equity investment and the gain resulting from the remeasurement of the Company's previously held 35% equity investment to fair value upon the completion of the acquisition of Kelway, which were tax effected at a rate of 35.4%. The aggregate adjustment for income taxes also includes a $4.0 million deferred tax benefit recorded during the three months and year ended December 31, 2015 as a result of a tax rate reduction in the United Kingdom and additional tax expense during the year ended December 31, 2015 of $3.3 million as a result of recording withholding tax on the unremitted earnings of the Company's Canadian subsidiary. Additionally, note that certain acquisition costs are non-deductible.

(vii) Includes the impact of consolidating three months for the quarter ended December 31, 2015 and five months for the year ended December 31, 2015 of Kelway's financial results.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2015	% of Net sales	2014	% of Net sales	2015	% of Net sales	2014	% of Net sales

Net income	$89.3		$51.8		$403.1		$244.9
Depreciation and amortization	62.4		52.0		227.4		207.9
Income tax expense	52.4		28.3		243.9		142.8
Interest expense, net	38.4		48.6		159.5		197.3
EBITDA	242.5	7.1%	180.7	5.9%	1,033.9	8.0%	792.9	6.6%
Adjustments:
Non-cash equity-based compensation	11.2		4.9		31.2		16.4
Net loss on extinguishment of long-term debt	—		36.9		24.3		90.7
(Income) loss from equity investments (i)	(0.2)		(1.2)		10.1		(2.2)
Acquisition and integration expenses (ii)	1.5		—		10.2		—
Gain on remeasurement of equity investment (iii)	—		—		(98.1)		—
Other adjustments (iv)	2.5		2.3		6.9		9.2
Total adjustments	15.0		42.9		(15.4)		114.1
Adjusted EBITDA (v)	$257.5	7.5%	$223.6	7.3%	$1,018.5	7.8%	$907.0	7.5%

(i) Represents the Company's share of net (income) loss from the Company's equity investments. The Company's 35% share of Kelway's net loss includes the Company's 35% share of an expense related to certain equity awards granted by one of the sellers to Kelway coworkers in July 2015 prior to the acquisition.

(ii) Primarily includes expenses related to the acquisition of Kelway.

(iii) Represents the gain resulting from the remeasurement of the Company's previously held 35% equity investment to fair value upon the completion of the acquisition of Kelway.

(iv) Primarily includes certain historical retention costs, unusual, non-recurring litigation matters, secondary-offering-related expenses and expenses related to the consolidation of office locations north of Chicago.

(v) Includes the impact of consolidating three months for the quarter ended December 31, 2015 and five months for the year ended December 31, 2015 of Kelway's financial results.

CDW CORPORATION AND SUBSIDIARIES
ORGANIC NET SALES GROWTH AND ORGANIC NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(in millions)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Net sales, as reported	$3,418.4	$3,050.1	12.1%	$12,988.7	$12,074.5	7.6%
Impact of acquisition (i)	(212.3)	—		(350.7)	—
Organic net sales	$3,206.1	$3,050.1	5.1%	$12,638.0	$12,074.5	4.7%
Foreign currency translation (ii)	—	(20.8)		—	(71.5)
Organic net sales, on a constant currency basis	$3,206.1	$3,029.3	5.8%	$12,638.0	$12,003.0	5.3%

(i) Represents three months for the quarter ended December 31, 2015 and five months for the year ended December 31, 2015 of Kelway's financial results.

(ii) Represents the effect of translating the prior year results of the Company's Canadian subsidiary at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31, 2015	December 31, 2014
Assets

Current assets:
Cash and cash equivalents	$37.6	$344.5
Accounts receivable, net of allowance for doubtful accounts of $6.0 and $5.7, respectively	2,017.4	1,561.1
Merchandise inventory	393.1	337.5
Miscellaneous receivables	198.4	155.6
Prepaid expenses and other	144.3	54.7
Total current assets	2,790.8	2,453.4

Property and equipment, net	175.4	137.2
Equity investments	—	86.7
Goodwill	2,500.4	2,217.6
Other intangible assets, net	1,276.4	1,168.8
Other assets(i)	12.3	12.2
Total assets	$6,755.3	$6,075.9

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$866.5	$704.0
Accounts payable - inventory financing	439.6	332.1
Current maturities of long-term debt	27.2	15.4
Accrued expenses and other liabilities	554.0	416.5
Total current liabilities	1,887.3	1,468.0

Long-term liabilities:
Debt (i)	3,232.5	3,150.6
Deferred income taxes	469.6	475.0
Other liabilities	70.0	45.8
Total long-term liabilities	3,772.1	3,671.4

Total stockholders’ equity	1,095.9	936.5
Total liabilities and stockholders’ equity	$6,755.3	$6,075.9

(i) As a result of the adoption of Accounting Standards Update (ASU) 2015-03 during the second quarter of 2015, historical periods have been revised to reflect the change in the presentation of deferred financing costs, which are now shown as a reduction of long-term debt, instead of being presented as a separate asset on the Consolidated Balance Sheet. In the third quarter of 2015, the Company adopted ASU 2015-15 which allows entities to present deferred financing costs for line-of-credit arrangements as an asset. The Company retroactively adjusted the deferred financing costs and long-term debt liability presented in historical periods to align it to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended December 31,
	2015	2014	% Change(i)
Corporate:
Medium / Large	$1,493.4	$1,440.3	3.7%
Small Business	263.2	250.7	5.0
Total Corporate	$1,756.6	$1,691.0	3.9%

Public:
Government	$513.7	$440.8	16.5%
Education	338.3	342.6	(1.3)
Healthcare	425.3	385.7	10.2
Total Public	$1,277.3	$1,169.1	9.2%

Other	$384.5	$190.0	102.4%

Total Net Sales	$3,418.4	$3,050.1	12.1%

* Not meaningful

(i) There were 63 selling days for the three months ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014	% Change(i)
Corporate:
Medium / Large	$5,758.2	$5,485.4	5.0%
Small Business	1,058.2	990.1	6.9
Total Corporate	$6,816.4	$6,475.5	5.3%

Public:
Government	$1,675.9	$1,449.4	15.6%
Education	1,807.0	1,824.0	(0.9)
Healthcare	1,642.6	1,606.0	2.3
Total Public	$5,125.5	$4,879.4	5.0%

Other	$1,046.8	$719.6	45.5%

Total Net Sales	$12,988.7	$12,074.5	7.6%

(i) There were 254 selling days for the years ended December 31, 2015 and 2014.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(in millions)
(unaudited)

	December 31, 2015	December 31, 2014

Debt and Revolver Availability
Cash and cash equivalents	$37.6	$344.5
Total debt (i)	3,259.7	3,166.0
Senior secured debt	1,586.6	1,513.5
Outstanding borrowings under Revolver	—	—
Borrowing base under ABL Revolver (ii)	1,423.1	1,253.4
Revolver availability (iii)	916.8	935.6
Cash plus Revolver availability (iii)	954.4	1,280.1
Total net leverage ratio (iv)	3.0	3.1

Working Capital
Days of sales outstanding (DSO) (v)	48	42
Days of supply in inventory (DIO) (v)	13	13
Days of purchases outstanding (DPO) (v)	(40)	(34)
Cash conversion cycle (v)	21	21

(i) As a result of the adoption of ASU 2015-03 during the second quarter of 2015, historical periods have been revised to reflect the change in the presentation of deferred financing costs, which are now shown as a reduction of long-term debt, instead of being presented as a separate asset on the Consolidated Balance Sheet. In the third quarter of 2015, the Company adopted ASU 2015-15 which allows entities to present deferred financing costs for line-of-credit arrangements as an asset. The Company retroactively adjusted the deferred financing costs and long-term debt liability presented in historical periods to align it to the current period presentation.

(ii) Amount in effect at period-end, applicable to the Company's ABL Revolving Credit Facility.

(iii) Amount in effect at period-end, including Kelway's Revolving Credit Facility. The Kelway Revolving Credit Facility is a multi-currency revolving credit facility with an aggregate amount of £50.0 million availability.

(iv) Defined in the Company's credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement.  The Senior Secured Term Loan Facility calculates Adjusted EBITDA on a trailing twelve month basis, which includes twelve months of Kelway's results on a pro forma basis.

(v) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Year Ended December 31,
	2015	2014

Cash flows from operating activities	$277.5	$435.0

Payment of accrued charitable contribution related to the MPK Coworker Incentive Plan II	—	(20.9)
Payment for equity investment	—	(86.8)
Capital expenditures	(90.1)	(55.0)
Acquisition of business, net of cash acquired	(263.8)	—
Other cash flows from investing activities	(0.5)	(2.1)
Cash flows from investing activities	(354.4)	(164.8)

Net change in accounts payable - inventory financing	95.9	75.5
Other cash flows from financing activities	(322.4)	(187.5)
Cash flows from financing activities	(226.5)	(112.0)

Effect of exchange rate changes on cash and cash equivalents	(3.5)	(1.8)
Net (decrease)/increase in cash and cash equivalents	(306.9)	156.4
Cash and cash equivalents - beginning of period	344.5	188.1
Cash and cash equivalents - end of period	$37.6	$344.5

Supplementary disclosure of cash flow information:
Interest paid	$(154.6)	$(195.8)
Taxes paid, net	$(300.2)	$(241.2)